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                                                                       Exhibit O

                            Form of Letter Agreement

The Goldman Sachs Group, Inc.
85 Broad Street
New York, NY  10004

                                                              September 28, 2008

Ladies and Gentlemen:

          I agree with you that until the earlier of (i) October 1, 2011 or (ii) the date of redemption of all the shares of 10% Cumulative Perpetual Preferred Stock, Series G, of The Goldman Sachs Group, Inc. (the "Company"), whether or not I am employed by the Company or its subsidiaries, as follows:

     1. I will continue to satisfy, at the 75% level, the Special Transfer Restrictions (as defined in the Amended and Restated Shareholders' Agreement among the Company and the other parties thereto, including me (the "Shareholders Agreement")).

     2. In addition, I agree that partnerships, trusts, limited liability companies or other vehicles established in connection with my estate planning, my spouse and I will not sell or otherwise dispose of, in the aggregate, more than 10% of the number of shares of Common Stock that they and I beneficially own, directly or indirectly, in the aggregate, today.

     3. Notwithstanding the foregoing, I may give securities to any public charity or to foundations established by me or my family, and those charities and foundations may sell or otherwise dispose of securities they own today or in the future. The number of shares of Common Stock that I may sell or otherwise dispose of under paragraph 2 will not change in the event of any such gift.

     4. My obligations under this letter will not apply (i) to the extent a disposition of these securities is required by law, including, without limitation, in connection with government service, in which case such disposed securities will be treated as having not been beneficially owned at any time, (ii) if there is a change in control of the Company, or (iii) upon my death or permanent disability.

Very truly yours


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Accepted and Agreed:

THE GOLDMAN SACHS GROUP, INC.


By:
   ----------------------------------
   Name:
   Title: